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                                                                     EXHIBIT 2.1






                            ASSET PURCHASE AGREEMENT

                                      AMONG

                            REPUBLIC INDUSTRIES, INC.

                  REPUBLIC SECURITY COMPANIES HOLDING CO., INC.

                REPUBLIC SECURITY COMPANIES HOLDING CO. II, INC.

                              AMERITECH CORPORATION

                                       AND

                       AMERITECH MONITORING SERVICES, INC.






                               SEPTEMBER 26, 1997
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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 26, 1997, by and among Republic Industries, Inc., a Delaware corporation ("Republic"), Republic Security Companies Holding Co., Inc., a Delaware corporation wholly owned by Republic ("RSC"), Republic Security Companies Holding Co. II, Inc., a Delaware corporation wholly owned by RSC and indirectly wholly owned by Republic ("Seller"), Ameritech Corporation, a Delaware corporation ("Ameritech") and Ameritech Monitoring Services, Inc., a Delaware corporation wholly owned by Ameritech ("Buyer").

         Subject to the terms and conditions set forth in this Agreement, Republic, RSC and Seller desire to cause the Alarm Subsidiaries (as defined below) to sell all of the Alarm Service Assets (as defined below) to Buyer for cash and the assumption by Buyer of specified liabilities.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

                             ARTICLE 1 - DEFINITIONS

         "Acquired Assets" has the meaning set forth in Section 2.1.

         "Affiliate" means, with respect to any particular person or entity, any person or entity controlling, controlled by or under common control with such person or entity.

         "Alarm Service Assets" means all of the assets of each Alarm Subsidiary (other than Excluded Assets) used in the provision of Services and the operations and activities of the Alarm Subsidiaries conducted on the date hereof pursuant to which the Alarm Subsidiaries provide Services.

         "Alarm Subsidiaries" has the meaning set forth in Section 3.1(a)

         "Assumed Contracts" has the meaning set forth in Section 2.1(f).

         "Assumed Liabilities" has the meaning set forth in Section 2.3.

         "Balance Sheet" has the meaning set forth in Section 3.1(e).

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or reasonably could be expected to form the basis for any specified consequence.

         "Billing Date" means, for any recurring period (such as a month, a quarter or a year) during which Services are to be provided pursuant to Customer Contracts, the first day of such period.
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         "Buyer Covered Person" means Buyer, its Affiliates (including
Ameritech) and their respective accounting and legal representatives (internal and external), as well as their respective officers, directors, employees and agents.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "Closing" and "Closing Date" have the meanings set forth in Section
2.7.

         "Code" means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

         "Companies" means Republic, RSC, Seller and the Alarm Subsidiaries.

         "Confidentiality Agreement" means that certain Nondisclosure Agreement, dated as of September 12, 1997, between Buyer and Republic.

         "Covered Person" means any or all Buyer Covered Persons, any or all Seller Covered Persons, or any or all Buyer Covered Persons and Seller Covered Persons, as the context requires.

         "Customer Contract" means any written or oral contract, agreement or arrangement (including all amendments thereto) between any of the Alarm Subsidiaries (or any party who has validly assigned its rights and obligations with respect to the provision of Services to any of the Alarm Subsidiaries) and any of their respective customers with respect to the provision of Services.

         "Disclosure Schedule" means any and all disclosure schedules attached hereto in the manner permitted hereby.

         "Excluded Assets" has the meaning set forth in Section 2.2.

         "Excluded Liabilities" has the meaning set forth in Section 2.4.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

         "Employees" has the meaning set forth in Section 3.1(q).

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee




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health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and all rules and regulations promulgated thereunder.

         "Extremely Hazardous Substance" has the meaning set forth in ss.302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Financial Statements" has the meaning set forth in Section 3.1(e).

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

         "Hart-Scott-Rodino Act" has the meaning set forth in Section 3.1(d).

         "Indebtedness" of any entity means all obligations of such entity which in accordance with GAAP should be classified upon a balance sheet of such entity as indebtedness of such entity, and in any event, regardless of how classified in accordance with GAAP, shall include, without duplication: (i) all obligations of such entity for borrowed money or purchase money financing which has been incurred in connection with the acquisition of property, assets or services,
(ii) obligations secured by any lien or other charge upon property or assets owned by such entity, even though such entity has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity, whether or not the rights and remedies of the lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, and (iv) capitalized rentals under any capitalized lease (as defined in GAAP).

         "Intellectual Property" means all (i) patents, patent applications, patent disclosures, and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration therefor, (iii) copyrights and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data and documentation including, without limitation, ownership or rights to use, source code and object code, (vi) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software products in development, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial (excluding employee benefit plans), marketing, and business data,


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pricing and cost information, business and marketing plans, and customer and supplier lists and information), and (vii) copies and tangible embodiments thereof (in whatever form or medium).

         "Interim Balance Sheet" has the meaning set forth in Section 3.1(e).

         "Interim Financial Statements" has the meaning set forth in Section 3.1(e).

         "Knowledge of the Companies" means any fact or matter of which any officer or management employee of any of the Companies listed on the Knowledge
Schedule is actually aware or of which a prudent individual serving as such an officer or management employee should have become aware based upon a reasonable investigation and inquiry with respect to the correctness and validity of the representation, warranty or other matters qualified by Knowledge of the Companies.

         "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Loss" means, without duplication, any damage (including, but not limited to, consequential damages and punitive damages), obligation, payment, cost, Taxes, expense, injury, judgment, penalty, fine, interest, or other loss (including, but not limited to, the cost and expense of defending or prosecuting any and all charges, claims, complaints, actions, demands, assessments, litigation, proceedings, hearings, investigations, notices, judgments, orders, decrees and settlements relating thereto, expenses of preparation and investigation thereof and attorneys', experts', consultants' and accountants' fees in connection therewith).

         "Material Adverse Change" means any change, event or occurrence which has, or could reasonably be expected to have, a material adverse effect upon the business, financial condition, operations or assets of the Alarm Service Assets taken as a whole, other than those which related solely to the alarm service industry generally or the general economy.

         "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

         "Ordinary Course of Business" means the ordinary course of business of the Alarm Subsidiaries with respect to the Alarm Service Assets consistent with past practice (including with respect to quantity, amount and frequency).

         "Party" or "Parties" means Ameritech, Buyer, Republic, RSC or the Seller individually, and collectively.

         "Permitted Liens" means all Liens listed on the Permitted Liens Schedule attached hereto.




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         "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity.

         "Purchase Price" has the meaning set forth in Section 2.5.

         "Qualified RMR" means the total recurring amount billed to the accounts of customers subscribing for Services under written and fully executed Customer Contracts for the provision of Services as of the Closing Date which shall be calculated as the sum of the following:

                  (i) the total recurring revenue (net of any sales tax) for a one-month period recognized under GAAP by the Alarm Subsidiaries with respect to the accounts of such customers which have no outstanding receivable balances for Services as of the Closing Date;

                  (ii) Plus the total recurring revenue (net of any sales tax) for a one-month period recognized under GAAP by the Alarm Subsidiaries with respect to the accounts of such customers which, as of the Closing Date, had outstanding receivable balances for Services which were 90 days or less past due from the Billing Date relating to such receivable balances but only so long as the customer with any such account has not canceled its Customer Contract for Services in writing prior to the Closing Date or provided written notice of cancellation to the applicable Alarm Subsidiary prior to the Closing Date;

                  (iii) Minus the total recurring revenue (net of any sales tax) for a one-month period recognized under GAAP by the Alarm Subsidiaries with respect to the accounts of such customers which is included in (i) or (ii) above as of the Closing Date which derives from Customer Contracts which have been canceled effective any time prior to the ninetieth (90th) day following the Closing Date due to an act or omission by any Alarm Subsidiary demonstrated by the Buyer through reasonable evidence to have taken place prior to the Closing Date; provided that Buyer demonstrates through reasonable evidence that Buyer had taken all actions in Buyer's ordinary course of business, consistent with past custom and practice (including with respect to quantity, amount and frequency), to attempt to retain or re-sign the cancelling customer.

         "Security Interest" means any mortgage, pledge, security interest, encumbrance, lien, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Companies, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Companies under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person, or negative pledge, or the right to impose any of the foregoing.




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         "Seller Covered Person" means Republic and its Affiliates and their respective accounting and legal representatives (internal and external), as well as their respective officers, directors, employees and agents.

         "Services" means electronic burglar alarm services, fire alarm services, closed circuit television and electronic access control services, central station monitoring services, security system maintenance services, leases, fire testing and all other related services provided to the premises of commercial, residential and other customers, including, without limitation, guard response services related thereto, but does not mean the sale, installation, maintenance or monitoring of security systems for automobiles and other vehicles including vehicle tracking or locating services or products such as SatTrak 24.

         "Small Contract" means any contract, agreement, purchase order, contractual right and other similar arrangement (other than Customer Contracts), including all amendments thereto, which, as of the Closing, relates exclusively to the Alarm Service Assets, to which one of the Alarm Subsidiaries is a party or otherwise has rights or obligations thereunder and (a) under which the required future payments by the Companies do not exceed $50,000 in the aggregate, (b) under which future payments by the Companies do not exceed $2,000 per month and relate solely to the provision of office supplies, office equipment, employee uniforms, pagers, wireless phones, vehicles, phone directory advertisements, in each case as entered into in the Ordinary Course of Business, or (c) under which the obligations of the Alarm Subsidiaries can be terminated on no more than 30-day's prior notice without the payment of any amount in excess of $50,000, and in any case do not have as a party thereto any Affiliate, employee, officer or director of the Companies or 5% stockholder of Republic.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, communications, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transaction, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.




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                           ARTICLE 2 - THE TRANSACTION

         2.1 Acquired Assets. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall purchase from each Alarm Subsidiary, and each Alarm Subsidiary shall sell, transfer, convey and deliver to Buyer, free and clear of any Security Interest other than Permitted Liens, all of its right, title and interest in and to all of the assets included in or used primarily in the business of the Alarm Service Assets (other than the Excluded Assets) (collectively, the "Acquired Assets"), including, without limitation (subject to retention by the Alarm Subsidiaries pursuant to Section 2.2) all of their right, title and interest in the assets listed on the Acquired Assets Schedule attached hereto and the following assets to the extent used or included in or generated in connection with the operations of the Alarm Service Assets:

         (a) the lock boxes of RSC, Seller and the Alarm Subsidiaries;

         (b) prepaid costs and prepaid expenses;

         (c) accounts, notes and other receivables;

         (d) Inventory including raw materials and supplies, manufactured and purchased parts (including without limitation motion, smoke and heat detectors and alarm control panels whether or not held on the Companies' premises, its customers' premises or elsewhere), work-in-process, finished goods and other items of inventory;

         (e) machinery, equipment, furniture, fixtures, leasehold improvements, vehicles and other tangible personal property including that listed on the Acquired Assets Schedule attached hereto;

         (f) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; the names, trade names, trade dress, and logos as described on the Intellectual Property Schedule attached hereto;

         (g) rights under agreements, contracts, purchase orders, contractual rights and other similar arrangements, including all amendments thereto, that relate to the Alarm Service Assets that are Small Contracts, Customer Contracts or are set forth on the Assumed Contracts Schedule attached hereto (collectively, the "Assumed Contracts");

         (h) performance, surety and warranty bonds entered into in the Ordinary Course of Business;

         (i) prepayments and deposits to the extent any benefit therefrom could inure to Buyer after the Closing;




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         (j) all claims, refunds, rights of recovery, rights of set off and rights of recoupment of any kind, except with respect to (i) Taxes incurred prior to the Closing Date, (ii) insurance with respect to Excluded Assets and
(iii) holdbacks of Republic stock with respect to acquisitions by the Companies prior to the Closing Date;

         (k) all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies, to the extent transferable to Buyer;

         (l) rights to the telephone numbers used in the operation of the Alarm Service Assets and rights to receive mail and other communications addressed to the Companies which relate to the Alarm Service Assets (including mail and communications from customers, suppliers, distributors, agents and others and payments with respect to the Acquired Assets);

         (m) books, records, ledgers, files, documents, correspondence, lists, drawings, specifications, advertising and promotional materials, studies, reports and other printed or written materials relating to the Acquired Assets or the Services;

         (n) other property owned by the Alarm Subsidiaries and used primarily in the operations of the Alarm Service Assets at any time prior to the Closing Date.

         2.2 Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Acquired Assets shall not include the following assets of the Companies (collectively, the "Excluded Assets"):

         (a) cash and cash equivalents, including the Purchase Price;

         (b) minute books and similar corporate records relating to the existence, structure, or equity ownership of the Companies;

         (c) shares of capital stock in any alarm monitoring service entity held by Seller;

         (d) any and all assets used in the sale, installation, maintenance of security alarm systems in vehicles, including, without limitation, the SatTrak 24 business or other vehicle tracking or locating service (the "SatTrak 24 Business");

         (e) any and all rights of Republic, RSC and Seller under this Agreement;

         (f) all claims, refunds, rights of recovery, rights of set off and rights of recoupment of any kind with respect to (i) Taxes incurred prior to the Closing Date, (ii) insurance with respect to Excluded Assets and (iii) holdbacks of Republic stock with respect to acquisitions by the Companies prior to the Closing Date;




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         (g) any and all assets of Plans (as defined below), including, without limitation, those of the Plans set forth on the Employee Benefits Schedule); and

         (h) all rights to receive mail and other communications addressed to the Companies relating to any of the Excluded Assets or the Excluded Liabilities.

         2.3 Assumed Liabilities. On and subject to the terms and conditions of this Agreement, Buyer shall assume all of the Liabilities of the Alarm Subsidiaries (other than the Excluded Liabilities), including (a) Liabilities with respect to the performance of or breach of Assumed Contracts, Small Contracts and Customer Contracts (including without limitation any franchise agreement), (b) the Liabilities of the Alarm Subsidiaries relating to the failure to comply with the Worker Adjustment and Retraining Notification Act (and the state law equivalents thereof) in connection with the transactions contemplated hereby, (c) the Liabilities of the Alarm Subsidiaries reflected on the face of the Interim Balance Sheet, (d) the Liabilities of the Alarm Subsidiaries incurred in the Ordinary Course of Business (other than any Liability for Indebtedness) and (e) the Liabilities of the Alarm Subsidiaries disclosed on the Disclosure Schedule or not required by the terms hereof to be so disclosed (collectively, the "Assumed Liabilities"); provided, however, that the designation of a Liability as an Assumed Liability shall not impact the right of Buyer to maintain an indemnification claim relating thereto to the extent permitted under Section 5.3 hereof. The Buyer hereby acknowledges that it is assuming the Assumed Liabilities and the Buyer shall have the sole responsibility to pay, discharge and perform all of the Assumed Liabilities promptly when due.

         2.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not assume or be liable for (a) any of the Companies' liabilities under this Agreement and any agreements and instruments entered into in connection herewith; (b) amounts owed by the Alarm Subsidiaries to Republic or any of its Affiliates; (c) any Indebtedness of any of the Companies, (d) Taxes of any of the Companies; (e) any claims arising out of prior acquisitions by the Companies, including without limitation, from indemnification claims or held back or contingent consideration; (f) any Liability arising under any contract or agreement which is not an Assumed Contract; (g) any and all Liabilities under or relating to the employee benefit plans, programs, policies and arrangements of the Companies (including, without limitation, any and all Liabilities of the Plans, including those set forth on the Employee Benefits Schedule), other than as explicitly assumed by Buyer in
Section 5.4; and (h) any Liabilities of any Company with respect to equity securities or any and all rights or options relating to such securities (including, without limitation, any equity financing agreements, stock option or award agreements or plans, or securities law violations) (collectively, the "Excluded Liabilities"). The Seller hereby acknowledges that it is retaining the Excluded Liabilities and the Seller shall have the sole responsibility to pay, discharge and perform all such liabilities and obligations promptly when due.

         2.5 Purchase Price. The aggregate purchase price for the Acquired Assets (the "Purchase Price") payable hereunder will be the assumption of the Assumed Liabilities plus cash in an amount




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equal to $610,000,000.00, minus certain agreed adjustments equal to
$6,262,000.00, or net cash to Seller of $603,738,000.00 (six hundred three million seven hundred thirty eight thousand dollars).

         2.6 Closing Transactions.

                  (a) Closing. Subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Republic, commencing at 10:00 A.M. local time, on the first business day following the termination of the waiting period under the Hart-Scott-Rodino Act, or at such other time or place, or on such other date as the Parties may mutually agree upon. The date on which the Closing occurs is referred to herein as the "Closing Date."

                  (b) Conditions to the Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated hereby is subject to satisfaction at or prior to the Closing Date of each of the following conditions:

                  (i) Republic's, RSC's and the Seller's representations and warranties set forth in Section 3.1 shall be true and correct in all material respects, in each case at and as of the Closing Date, except for representations and warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of such specified date;

                  (ii) Republic, RSC and the Seller shall have performed and complied in all material respects with all of their covenants and agreements set forth in this Agreement through the Closing Date;

                  (iii) Since the date hereof, no Material Adverse Change shall have occurred;

                  (iv) The waiting period under the Hart-Scott-Rodino Act shall have expired or shall have been terminated early;

                  (v) All consents, waivers and approvals set forth on the Required Consents Schedule will have been duly obtained or waived without conditions or requirements that are materially adverse to the Buyer;

                  (vi) Republic, RSC and the Seller shall have delivered to the Buyer certificates signed by Republic, RSC and Seller to the effect that each of the conditions specified above in Sections 2.6(b)(i)-(v), inclusive, has been satisfied.

                  (vii) No legal judgment, decree, order or injunction shall be issued (and no such judgment, decree, order or injunction shall be in effect) which (A) prevents the consummation of the transactions contemplated by this Agreement or (B) directs any




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
         material portion of such transactions to be rescinded following consummation of the transactions contemplated by this Agreement;

                  (viii) On the Closing Date, Seller will have delivered to the Buyer each of the following:

                  (A) a bill of sale in the form attached hereto as Exhibit A-1 from each of the Alarm Subsidiaries;

                  (B) an assumption and assignment agreement in the form attached hereto as Exhibit A-2 from each of the Alarm Subsidiaries and a trademark assignment agreement in the form attached hereto as Exhibit A-3 from each of the Alarm Subsidiaries;

                  (C) titles to all vehicles included in the Acquired Assets (other than those disclosed in the Disclosure Schedule under the caption "Leased Assets") or appropriate powers of attorney permitting Buyer to transfer such titles after Closing (which vehicles have been identified by the Seller on the Acquired Assets Schedule attached hereto), assigned to Buyer;

                  (D) UCC-3 termination statements terminating all Security Interests existing on the Acquired Assets other than Permitted Liens;

                  (E) assignment and assumption agreements in the form of Exhibit B-1 hereto, assigning to Buyer all the leases for the facilities leased by one or more of the Alarm Subsidiaries at the locations set forth on the Real Property Schedule;

                  (F) landlord consent and estoppel certificates for the leased real property located at 510 E. Pikes Peak Ave., Colorado Springs, Colorado and 2720 North Thatcher Avenue, River Grove, Illinois in the form of Exhibit B-2 hereto;

                  (G) a transitional services agreement in the form attached hereto as Exhibit C between Buyer and Republic;

                  (H) a legal opinion of James O. Cole, General Counsel of Republic and Akerman, Senterfitt & Eidson, P.A., counsel to Republic, RSC and Seller with respect to the matters set forth in Exhibit D-1 attached hereto addressed to the Buyer and dated as of the Closing Date ("Companies' Legal Opinion");

                  (I) special warranty deeds transfering good and marketable fee simple title to the owned real properties set forth in the Real Property Schedule (the "Owned Real Property") to Buyer or Buyer's designee (the "Deeds").




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
                  (J) such other instruments of sale, transfer, conveyance and assignment as Buyer may reasonably request in form satisfactory to Buyer and consistent with the provisions of this Agreement.


The Buyer may waive any condition, in whole or in part, specified in this
Section 2.6(b); provided that any waiver of the conditions set forth in Section 2.6(b)(i) must be in a writing executed by Buyer and the mere closing of the transactions contemplated hereby shall not constitute a waiver of such conditions except to the extent provided in Section 4.5; and provided further that all other conditions set forth in Section 2.6(b) shall be deemed to be waived for purposes of indemnification under Section 5.3(a) to the extent Seller discloses that they are unfulfilled in the certificate delivered by the Seller to the Buyer pursuant to Section 2.6(b)(vi) (but solely to the extent so disclosed) if the transactions contemplated by this Agreement are consummated.

                  (c) Conditions to the Obligations of Republic, RSC and the Seller. The obligations of Republic, RSC and the Seller to consummate the transactions contemplated hereby are subject to satisfaction at or prior to the Closing Date of each of the following conditions:

                  (i)      The representations and warranties set forth in
         Section 3.2 shall be true and correct in all material respects, in each case at and as of the Closing Date;

                  (ii) The Buyer and Ameritech shall have performed and complied in all material respects with all of its covenants and agreements set forth in this Agreement through the Closing Date;

                  (iii) The waiting period under the Hart-Scott-Rodino Act shall have expired or shall have been terminated early;

                  (iv) The Buyer and Ameritech shall have delivered to Republic, RSC and Seller a certificate signed by an officer of the Buyer to the effect that each of the conditions specified above in Sections 2.6(c)(i)-(iii), inclusive, are satisfied in all material respects;

                  (v) No legal judgment, decree, order or injunction shall have been issued which could reasonably be expected to (A) prevent the consummation of the transactions contemplated by this Agreement, or (B) cause any of such transactions to be rescinded following consummation;

                  (vi) On the Closing Date, the Buyer will have delivered to Seller each of the following:

                  (A) cash in the amount required under Section 2.5 by wire transfer of immediately available funds to an account designated by Seller;




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
                  (B) an assumption and assignment agreement in the form attached hereto as Exhibit A-2 from the Buyer;

                  (C) legal opinion of Bruce Howat, corporate secretary of Ameritech, and Kirkland & Ellis, counsel to Ameritech and Buyer with respect to the matters set forth in Exhibit D-2 attached hereto addressed to the Seller and dated as of the Closing Date ("Buyer's Legal Opinion"); and

                  (D) such other instruments of assumption as the Seller may reasonably request in form satisfactory to the Seller and consistent with the provisions of this Agreement;

The Seller may waive any condition, in whole or in part, specified in this
Section 2.6(c).

         2.7 Purchase Price Allocation. The Purchase Price shall be allocated for tax purposes among each item or class of Acquired Assets as mutually agreed to by Buyer and Seller and set forth on a Tax Allocation Schedule to be mutually agreed upon by Buyer and Seller within seventy-five (75) days of the Closing Date. Seller and Buyer shall prepare and file any notice or other filing required pursuant to Section 1060 of the Code, and any such notices or filings will be prepared based upon such tax allocation for the Purchase Price.

                   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of Republic, RSC and the Seller. As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Republic, RSC and the Seller hereby each, jointly and severally, represent and warrant to Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement except as set forth in the Disclosure Schedule.

                  (a) Organization and Corporate Power. RSC is a direct wholly-owned subsidiary of Republic and Seller is a direct wholly-owned subsidiary of RSC. The Alarm Subsidiary Schedule sets forth a list of each subsidiary of Republic, RSC and Seller which is engaged in the provision of, or holds assets used for the provision of Services (collectively, the "Alarm Subsidiaries"). Each of the Alarm Subsidiaries is a wholly-owned subsidiary of Seller and the Alarm Subsidiaries are the sole Affiliates of Republic, RSC and/or the Seller engaged in the provision of Services. Republic, RSC and the Seller do not directly engage in the provision of Services. Each of the Companies is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Each of the Companies has full corporate power and authority to carry on the operations of the Alarm Service Assets and to own and use the properties owned and used by them.

                  (b) Authorization of Transaction. Each of the Companies has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which they are a party and to perform their respective obligations hereunder and thereunder. Without limiting the generality of the foregoing, the boards of directors of each of the Companies have each duly authorized the execution, delivery, and performance of this Agreement and the other agreements contemplated hereby to which they are a party. This Agreement and the other agreements contemplated hereby to which the Companies are parties constitute the valid and legally binding obligations of theirs, enforceable against them in accordance with their respective terms, except as enforceability may be limited by bankruptcy, similar laws of debtor relief and general principles of equity.

                  (c) Noncontravention. Except as set forth on the Consents Schedule, assuming the accuracy of the representations of Buyer in Section 3.2, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which any of the Companies is subject or any provision of the certificate of incorporation or bylaws of any of the Companies or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Security Interest, or other arrangement relating to the Acquired Assets to which any of the Companies is a party or by which it or any of them is bound or to which any of its or any of their assets is subject; other than any violation, conflict, breach, default, acceleration or right, individually or in the aggregate, that will not cause and could not reasonably be expected to cause a Material Adverse Change.

                  (d) Governmental Consent. Other than as may be required for compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act") and federal securities laws, neither Republic, RSC, Seller nor the Subsidiaries is required to make any declaration to or registration or filing with, or to obtain any permit, license, consent, accreditation, exemption, approval or authorization from, any governmental or regulatory authority in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby.

                  (e) Financial Statements.

                           (i) Attached as the Financial Statement Exhibit is (a) the unaudited consolidated balance sheet of the Alarm Subsidiaries at December 31, 1996 (the "Balance Sheet"), and the related unaudited consolidated statement of income for the fiscal year then ended (collectively the "Financial Statements"), and (b) an unaudited consolidated balance sheet of the Alarm Subsidiaries at August 31, 1997 (the "Interim Balance Sheet") and the related unaudited consolidated statement of income for the eight (8) months then ended, (collectively, the "Interim Financial Statements").

                           (ii) The Financial Statements fairly present in all material respects the financial condition and the results of operations of the Alarm Subsidiaries at and as of December 31, 1996 and were prepared in accordance with GAAP except as noted thereon. The Financial Statements were prepared in all material respects in accordance with the accounting principles used in preparing the audited consolidated balance sheets of Republic as of December 31, 1996 (the "Republic Audited Financial Statements").

                           (iii) The Interim Financial Statements fairly present in all material respects the financial condition and the results of operations of the Alarm Subsidiaries at and as of August 31, 1997 and were prepared in accordance with GAAP, except as noted thereon and subject to normal year-end audit adjustments none of which are material other than the elimination of intercompany accounts and transactions. The Interim Financial Statements were prepared in all material respects in accordance with the accounting principles used in preparing the Republic Audited Financial Statements, except for the capitalization of certain costs which were expensed in 1996.

                           (iv) To the knowledge of the Companies, the books of account and other financial records of the Alarm Subsidiaries fairly reflect in all material respects all transactions, assets and liabilities of the Alarm Subsidiaries, and the information contained in the documents listed or attached to the attached Financial Information Schedule fairly present a description or summary in all material respects of the matters purported to be described or summarized in such documents, and all of the financial information attached to the Financial Information Schedule which is of the kind that is derived from books of account and other financial records has been based on such books and other financial records.

                  (f) Absence of Undisclosed Liabilities. Except as set forth on the Disclosure Schedule, there are no Liabilities relating to the Alarm Service Assets or the provision by the Alarm Subsidiaries of Services (whether known or unknown and whether absolute, accrued, contingent, or otherwise) (and, to the Knowledge of the Companies, there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Companies giving rise to any such Liability) except for (1) Liabilities reflected or reserved against in the Interim Balance Sheet, (2) Liabilities incurred in the Ordinary Course of Business since August 31, 1997, and (3) Liabilities under purchase orders entered in the Ordinary Course of Business prior to August 31, 1997 that constitute Small Contracts. The Knowledge
Schedule includes the president or other person responsible for the management of each individual Alarm Subsidiary and the officers of Republic whose responsibility includes the one or more aspects of the operations of the Alarm Subsidiaries.

                  (g) Recent Events. Since July 31, 1997, the Companies have not experienced any Material Adverse Change, and to the Knowledge of the Companies, no event has occurred or circumstance exists that would likely result in such a Material Adverse Change. Except as expressly contemplated by this Agreement or as set forth on the attached Developments Schedule, since July 31, 1997, the Companies have not, with respect to the Alarm Service Assets: (1) sold, assigned, transferred, leased, licensed or otherwise encumbered (or otherwise entered into an agreement to do any of the foregoing) any of its tangible assets in excess of $100,000, except in the Ordinary Course of Business; (2) deviated from its customary policies and procedures relating to customer credit evaluations and Customer Contract negotiation and execution; (3) delayed or postponed the payment of any accounts payable or any other Liability or agreed or negotiated with any party to extend the payment date of any accounts payable or accelerated the collection of any accounts or notes receivable other than in the Ordinary Course of Business; (4) made any change in any method of accounting or accounting policies, made any change in its cash management policies, or made any material, non-Ordinary Course of Business write-down in the value of its inventory; (5) entered into any other material transaction, whether or not in the Ordinary Course of Business; or (6) agreed, whether orally or in writing, to do any of the foregoing. Since the later of December 31, 1996 or the date any particular Alarm Subsidiary was acquired directly or indirectly by Republic, each Alarm Subsidiary has not factored any receivables.

                  (h) Real Property. The Real Property Schedule lists and describes briefly all real property included in the Alarm Service Assets. With respect to each such parcel of Owned Real Property:

                  (i) The identified owner has good and marketable title to the parcel of Owned Real Property, free and clear of any Security Interest, easement, covenant, or other restriction, except for taxes not yet due and payable, for installments of special assessments not yet delinquent and easements, covenants, and other restrictions which do not impair the current use or occupancy of the property subject thereto;

                  (ii) there are no pending or, to the Knowledge of the Companies, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property, or other matters affecting materially and adversely the current use or occupancy thereof;

                  (iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and each property has access to a public roadway, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                  (iv) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                  (v) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

                  (vi) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

The leases described on the Real Property Schedule cover all of the real estate leased, used or occu pied by the operations of the Alarm Service Assets in connection with the provision of Services (collectively, the "Real Property"). Except as set forth in the Real Property Schedule, the leases de scribed on the Real Property Schedule are in full force and effect and the Seller holds a valid and existing leasehold interest under each of such leases. Seller has delivered to Buyer complete and accurate copies of each of the leases described in the Real Property Schedule and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. Seller is not in default and no circumstances exist which would result in such default, under any of such leases, and to the Knowledge of the Companies, no other party to such leases has the right to terminate, accelerate performance under or otherwise modify (including upon the giving of notice or the passage of time) any of such leases. To the Knowledge of the Companies, no lessor under any such lease is in default in any material respect under any of such leases in its duties to the lessee. None of the Companies has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any of the leaseholds or subleaseholds described in the Real Property Schedule.

                  (i) Title to Assets; Condition and Sufficiency of Assets. As of the Closing, the Alarm Subsidiaries will have valid title to each of the Acquired Assets and shall convey the same to Buyer free and clear of all Security Interests other than Permitted Liens. No person or entity has any agreement, option, understanding, commitment or right to purchase from any of the Companies any of the Acquired Assets or any rights or interests therein, other than inventory sold to customers in the Ordinary Course of Business. The Acquired Assets are in good condition and repair, except for ordinary wear and tear, are fit for use in the provision of Services and conform to the requirements of applicable law and the standards of Underwriters Laboratories in all material respects to the extent applicable. The Acquired Assets include all assets necessary for, or used by the Companies in, the provision of Services. Neither Republic nor any of its Affiliates, other than the Alarm Subsidiaries, is engaged in the provision of Services. None of the assets used in the SatTrak 24 Business are used in the provision of Services.

                  (j) Intellectual Property. Except as set forth under the "Exceptions" heading on the Intellectual Property Schedule attached hereto, the Alarm Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the Alarm Service Assets or the provision of Services as presently conducted, and all of such Intellectual Property is set forth on the Intellectual Property Schedule. As of the Closing, each item of Intellectual Property set forth on the Intellectual Property Schedule under the caption "Material Intellectual Property" will be owned or available for use by the Buyer on substantially similar terms and conditions immediately subsequent to the Closing. With respect to the Alarm Service Assets, to the Knowledge of the Companies, the Companies have not interfered with, infringed upon, misappropriated, or otherwise become engaged in a controversy or dispute arising out of any Intellectual Property rights of third parties, and neither the Companies nor any of their respective directors and officers (and employees with responsibility for Intellectual Property matters) have received any written charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation for the past two (2) years. To the Knowledge of the Companies, no third party has interfered with, infringed upon, misappropriated, or otherwise become engaged in a controversy or dispute arising out of any Intellec tual Property rights with respect to the Alarm Service Assets for the past two (2) years.

                  (k) Contracts. The Seller has delivered or otherwise made available to Buyer a correct and complete copy of each Assumed Contract (including in each case all amendments thereto) other than Small Contracts and Customer Contracts. With respect to each Assumed Contract: (A) the contract is legal, valid, binding, enforceable and in full force and effect except as enforceability may be limited by bankruptcy, similar laws of debtor relief and general principles of equity; (B) (other than with respect to the Small Contracts) the contract will, assuming that any required third party consent identified on the Consent Schedule attached hereto with respect to such contract has been obtained, continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms immediately after the Closing except as enforceability may be limited by bankruptcy, similar laws of debtor relief and general principles of equity and except that no representation or warranty is made as to the enforceability or assignability of any non-competition covenants set forth on the Assumed Contracts Schedule; (C) no Company is, and to the Knowledge of the Companies no other party is, in breach or default (including, without limitation, with respect to any express or implied warranty other than, in the case of Customer Contracts for residential premises, warranty claims incurred in the Ordinary Course of Business), and no event has occurred which with notice or lapse of time would constitute a breach or default by Seller or permit termination, modification, or acceleration, under the contract by any other party thereto; (D) the contract has not been modified or amended in any way other than through a written amendment signed by all parties to such contract; (E) except as otherwise set forth on the Consent Schedule, the assignment of the Companies' rights and obligations to Buyer hereunder under any contract other than Small Contracts will not require the consent of or notice to any other person or entity; and (F) the Work in Process Schedule sets forth a list of the contracts relating to the installation of security systems at non-residential premises for which installation has not been fully completed prior to the Closing Date and for which installation costs will exceed $20,000. The Alarm Subsidiaries provide all of the Services under Customer Contracts.

                  (l) Affiliate Transactions. The Affiliate Transaction Schedule contains a true, correct and complete schedule of all intercompany contracts, agreements, receivables, payables and other Liabilities and services regularly provided , between the Alarm Subsidiaries, on the one hand, and Republic or any of its Affiliates (other than the Alarm Subsidiaries), on the other hand, as of the date hereof.

                  (m) Insurance. The Insurance Schedule attached hereto, lists each insurance policy maintained by the Alarm Subsidiaries with respect to the Alarm Service Assets and the loss history for all lines of insurance coverage maintained by the Companies with respect to the Alarm Service Assets since the purchase of each respective Alarm Subsidiary.

                  (n) Employees. The Employee Schedule attached hereto sets forth as of the dates noted thereon, the names, position and annual salaries of each salaried employee of the Companies working in the business of the Alarm Service Assets. Except as set forth on the Employee Schedule and except for normal attrition in the Ordinary Course of Business, to the actual knowledge of the persons set forth on the Knowledge Schedule, no employees of any Alarm Subsidiary (such, an "Employee," and collectively, the "Employees") has or group of such Employees (other than the Non-Hired Employees) have any plans to cease working for the Alarm Subsidiaries. No Alarm Subsidiary is a party to or bound by any collective bargaining agreement, and the business of the Alarm Service Assets has not experienced any strikes, grievances, other collective bargaining disputes or claims of unfair labor practices relating to Employees. To the actual knowledge of the persons set forth on the Knowledge Schedule, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the Employees.

                  (o) Employee Benefits. The Employee Benefits Schedule attached hereto contains an accurate and complete list of all Plans (as defined below) maintained, contributed to or sponsored by the any of the Companies and made available to the Employees who work in the business of the Alarm Service Assets including all Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of Section 414 of the Code, of which any of the Companies is a member. For purposes of this Agreement, the term "Plans" shall mean: (i) "employee benefit plans," as such term is defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated and (ii) personnel policies, and fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, and whether or not terminated, including without limitation, stock bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive, and health, disability and welfare plans. No Plan is a Multiemployer Plan. With respect to the Employees and former Employees, their spouses and dependents, the Companies have no obligation to provide, or Liability for, health care, life insurance, severance or other benefits after termination of employment except (a) continuation coverage as required by Section 601 of ERISA and Section 4980B of the Code and (b) continuation rights and conversion rights under applicable state laws.

                  (p) Litigation. The Litigation Schedule attached hereto sets forth each instance in which any of the Companies with respect to the Alarm Service Assets is (i) subject to any unsatis fied judgment, order, decree, stipulation, injunction, or charge that relates in any way to the Alarm Service Assets or (ii) are a party, or, to the Knowledge of the Companies, have been threatened in writing within the past twelve (12) months to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, in each case which relates in any way to the Alarm Service Assets. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in the Litigation Schedule could result, individually or in the aggregate, in a Material Adverse Change.

                  (q) Compliance with Laws; Certain Operations. Except as set forth on the Legal Compliance Schedule attached hereto (i) with respect to the business of the Alarm Service Assets, each of the Companies is in compliance with and has not violated any applicable law, rule or regulation of any federal, state, local or foreign government or agency thereof which affects the Alarm Service Assets; and (ii) each Company is in compliance with all terms and conditions of all required permits, licenses, certificates, accreditations or other authorizations of foreign, federal, state and local government agencies required for the conduct of the Alarm Service Assets, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any foreign, federal, state or local law, or any regulation, code, plan, order, decree or judgment issued, entered, promulgated or approved thereunder applicable to the operation of the Alarm Service Assets.

                  (r) Environment, Health and Safety. Except as set forth on the Environmental Schedule, each of the Companies and their respective predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws with respect to the Alarm Service Assets, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. None of the Companies has any Liability (and none of the Companies and their respective predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) with respect to the Alarm Service Assets for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason illegal under any Environmental, Health, and Safety Law. Other than as set forth on the Environmental Schedule, all properties and equipment included in or used in the business of the Alarm Service Assets are free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2- trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                  (s) Brokers' Fees. Except for a fee payable by Republic to Allen & Company, Incorporated, none of the Companies has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement and neither Buyer nor any Affiliate of Buyer could become liable or otherwise obligated with respect to any such Liability.

                  (t) Taxes. Except as set forth on the Taxes Schedule, with respect to the Alarm Service Assets, none of the Companies has failed to (i) file, or cause to be filed, in respect of the business of the Alarm Service Assets, any required foreign, federal, state, county and local Tax returns which are required to be filed and or (ii) pay any Taxes which have become due pursuant to applicable Tax law. With respect to the Alarm Service Assets, neither the Companies nor any Affiliate of the Companies has failed to (a) collect or withhold any monies required to be withheld by the Companies or any Affiliate of the Companies from employees of the Companies for income taxes, social security and other payroll Taxes, or (b) either pay to the respective governmental agencies, set aside, in accounts for such purpose, or accrue, reserve against and enter upon the books of the Companies amounts sufficient to cover Taxes. With respect to the Alarm Service Assets, none of the Companies is obligated to make any payment, and is not a party to any agreement that under certain circumstances could obligated it to make any payment that will not be deductible under Code Section 280G.

                  (u) Qualified RMR. The Qualified RMR as of the Closing Date is as set forth on the RMR Schedule.

         3.2 Representations and Warranties of Buyer and Ameritech. As a material inducement to Republic, RSC and Seller to execute this Agreement and consummate the transactions contemplated hereby, Buyer and Ameritech hereby jointly and severally represent and warrant to Republic, RSC and the Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement.

                  (a) Organization. Each of Buyer and Ameritech is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

                  (b) Authorization of Transaction. Each of Buyer and Ameritech has full corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the board of directors of Ameritech and the sole stockholder of Buyer have each duly authorized the execution, delivery, and performance of this Agreement and the other agreements contemplated hereby to which they are a party. This Agreement and the other agreements contemplated hereby to which the Buyer and Ameritech are a party constitute the valid and legally binding obligation of the Buyer and Ameritech, enforceable against the Buyer and Ameritech in accordance with their respective terms, except as enforceability may be limited by bankruptcy, similar laws of debtor relief and general principles of equity.

                  (c) Noncontravention. Assuming the accuracy of the representations of Republic, RSC and the Seller in Section 3.1, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Buyer or Ameritech is subject or any provision of the certificate of incorporation or bylaws of Buyer or Ameritech or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of Indebtedness, Security Interest, or other arrangement to which Buyer or Ameritech is a party or by which any of them is bound or to which any of its or any of their assets is subject; other than any violation, conflict, breach, default, acceleration or right, individually or in the aggregate, that will not cause and could not reasonably be expected to cause a Material Adverse Change.

                  (d) Governmental Consent. Other than as may be required for compliance with the provisions of the Hart-Scott-Rodino Act and the federal securities laws, Buyer is not required to make any declaration to or filing with, or to obtain any permit, license, consent, accreditation, approval or authorization from, any governmental or regulatory authority in connection with the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby.

                  (e) Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Companies could become liable or obligated.

                  (f) Adequate Financing Available. Buyer and Ameritech have sufficient, unrestricted cash on hand from readily available internal and external financing sources to pay the cash portion of the Purchase Price in full at the Closing, and the transactions contemplated hereby are not subject to any financing contingencies.

                        ARTICLE 4 - PRE-CLOSING COVENANTS

         4.1 Covenants Concerning the Alarm Service Assets. At all times prior to the Closing Date, Republic, RSC and the Seller, jointly and severally, covenant and agree to:

                  (a) cause the Alarm Subsidiaries to conduct the business and operations of the Alarm Service Assets only in the Ordinary Course of Business;

                  (b) cause the Alarm Subsidiaries to maintain their cash management practices with respect to the Alarm Service Assets and all related policies, practices and procedures with respect to collection of trade accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits in the Ordinary Course of Business;

                  (c) cause current insurance policies with respect to the Alarm Service Assets not to be canceled or terminated or any of the coverage thereunder to lapse, unless, simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies to the extent practicable for market premiums are in full force and effect;

                  (d) maintain, repair and replace Alarm Service Assets consistent with past practices;

                  (e) use all reasonable efforts to retain (1) substantially all Employees (other than Non-Hired Employees) who are in good standing and (2) maintain all relationships with agents, distributors, licensees, suppliers and customers which are material to the Alarm Service Assets;

                  (f) maintain books, accounts and records in accordance with past practice as used in the preparation of the Interim Financial Statements;

                  (g) maintain in full force and effect the existence of all material Intellectual Property which is used or owned in connection with the business of the Alarm Service Assets;

                  (h) comply with all material legal requirements and contractual obligations applicable to or binding upon the Companies with respect to the Alarm Service Assets;

                  (i) maintain all material authorizations, consents, accreditations, licenses, permits and approvals pertaining to the Companies with respect to the Alarm Service Assets;

                  (j) not mortgage, pledge or subject to any Security Interest (except those for Taxes not yet due and payable) any of the properties or assets included in the Alarm Service Assets;

                  (k) not sell, assign or transfer any of the Customer Contracts and shall not sell, assign or transfer any other remaining Alarm Service Assets (except in the Ordinary Course of Business) or cancel without fair consideration any debts or claims owing to any Company or held by any Company which is an Acquired Asset;

                  (l) confer with Buyer before taking any actions outside the Ordinary Course of Business and confer with Buyer concerning any development of a Material Adverse Change, in each case with respect to the Alarm Service Assets; and

                  (m) agree or commit to do any of the matters described in (j) or (k) above or to not do any other matter described in this Section 4.1.

         4.2 Reasonable Access. Republic, RSC and Seller will permit the Buyer, its Affiliates, and their respective employees, accountants, legal counsel and other representatives to have reasonable access at all reasonable times upon advance notice, and in a manner so as not to interfere with the normal business operations of the Alarm Service Assets, to such premises, properties, personnel, books, records, contracts, Tax records, and documents of or pertaining to the Alarm Service Assets, as is reasonably necessary or desirable for the Buyer. All information given to the Buyer and its representatives shall be subject to the Confidentiality Agreement to the extent of the terms thereof.

         4.3 Exclusivity. Neither Republic nor any Affiliates of or Persons acting in concert with Republic shall at any time prior to the Closing Date (or earlier if this Agreement is terminated pursuant to Article 6 hereof): (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any (A) liquidation, dissolution, or recapitalization of RSC, Seller or any of the Alarm Subsidiaries, (B) merger or consolidation or share exchange of RSC, Seller or any of the Alarm Subsidiaries, (C) acquisition or purchase of securities or assets of RSC, Seller or any of the Alarm Subsidiaries, or (D) similar transaction or business combination involving the Alarm Service Assets, RSC, Seller or the Alarm Subsidiaries or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Republic will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         4.4 General Obligation to Close. Each of the Parties will use their best efforts to take all actions and to do all things necessary to consummate and make effective the transactions contemplated hereby.

         4.5 Notice of Developments. The Companies may supplement the Disclosure Schedule prior to the Closing, by notice given in accordance with Section 7.7, to update the disclosures made thereunder or to otherwise include information which would have been required to be set forth or described in the Disclosure Schedule or to have been noted as an exception to the representations and warranties in Section 3.1 had it existed on the date hereof. For purposes of determining the accuracy of the representations and warranties of the Companies contained in Article 3.1 in order to determine the fulfillment of the conditions set forth in Section 2.6(b), the Disclosure Schedule delivered by the Companies shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto but if the Closing occurs, the Disclosure Schedule as supplemented pursuant to this Section 4.5 shall be deemed to modify the representations and warranties set forth in Section 3.1 for purposes of determining whether an indemnification obligation exists under
Section 5.3(a) and shall be deemed to constitute a waiver of the right to indemnification under Section 5.3(a) for the matters disclosed in any such supplement or amendment (but solely to the extent so disclosed). Buyer shall retain the right to add names to the Non-Hired Employees Schedule at any time prior to the Closing Date.

         4.6 Obligation to Remove Liens. Republic, RSC and the Seller, jointly and severally, covenant and agree to remove all of the Liens set forth on the Permitted Liens Schedule within 90 days after the Closing Date, other than the Liens indicated with an asterisk on such schedule.


                          ARTICLE 5 - CERTAIN COVENANTS

         5.1 Post-Closing Assistance Matters.

                  (a) Post Closing Assistance. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and to effect, consummate, confirm or evidence the consummation of the transactions contemplated hereby (including, without limitation, with respect to obtaining all licenses, permits, authorizations, accreditations and consents necessary in connection therewith and with respect to conveying title to vehicles, leases and land), each of the Parties will take such further action (including, without limitation, the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (except to the extent such expenses are subject to indemnification under Section 5.3 or are subject to Section 7.12 or such action is related to fulfilling any of the closing conditions under Section 2.6).

                  (b) Nonassignable Contracts. To the extent that the assignment to Buyer of any contract, commitment, license, lease or other agreement of the Alarm Subsidiaries included in the Acquired Assets (the "Contracts") is deemed necessary by Buyer and is not permitted without the consent of any other party to the Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract. The Alarm Subsidiaries shall advise Buyer promptly in writing with respect to any and all Contracts which will not receive required consent prior to the Closing. If any such consent is not obtained and such transactions are consummated, the Companies shall cooperate with Buyer to provide Buyer with the rights and benefits (subject to the obligations) under such Contracts, including, if requested by Buyer and at the Buyer's expense, (i) by enforcing for the benefit of Buyer any and all rights of the Alarm Subsidiaries against any other person arising out of any breach or cancellation of any such Contract by such other person, (ii) acting as an agent on behalf of Buyer, (iii) subcontracting to Buyer the right to perform under any such Contract on the same economic terms as applied to the Alarm Subsidiaries prior to the Closing and (iv) acting as Buyer shall otherwise reasonably require.

         5.2 Survival Period. All of the representations and warranties provided in this Agreement shall survive the Closing for one (1) year; except with respect to a claim arising under Section 3.1(e) ("Broker's Fee"), Section 3.1
(r) ("Environment, Health and Safety") and Section 3.1(t) ("Taxes"), which shall survive until the expiration of the applicable statute of limitations; except with respect to a claim arising under Section 3.1(a) ("Authorization of Transaction") or the first sentence of Section 3.1(i) ("Title to Assets; Condition and Sufficiency of Assets"), which shall survive forever;

and except with respect to a claim arising under Section 3.1(u)("Qualified RMR") which shall survive the Closing for 150 days. All claims arising out of the representations and warranties provided in this Agreement shall be unaffected by any investigations made by or on behalf of any Party hereto. Notwithstanding anything in Section 5.2 to the contrary, in the event of any breach of a representation or warranty by a Party that constitutes fraud, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect forever thereafter with respect to such fraud. Unless otherwise specifically limited by this Agreement, all of the covenants and agreements made in this Agreement shall survive the Closing for the period necessary for their performance.

         5.3 Indemnification.

                  (a) Indemnification by Republic, RSC and the Seller. Each of Republic, RSC and Seller agrees, jointly and severally, that regardless of any investigation made at any time by or on behalf of Buyer, Republic, RSC and Seller shall, jointly and severally, indemnify and save and hold harmless the Buyer Covered Persons from and against any Loss, suffered or incurred by any such Covered Person arising out of or resulting from or in respect of: (1) Any inaccuracy in any rep resentation or the breach of any warranty (except the representation and warranty set forth in Section 3.1(u) ("Qualified RMR")) made by Republic, RSC or Seller pursuant to this Agreement; (2) Any failure by Republic, RSC or the Seller duly to perform or observe any term, provision, covenant, agreement or condition in this Agreement on the part of any such Party to be performed or observed; (3) Any Excluded Liability; and (4) Any inaccuracy in any representation or the breach of any warranty contained in Section 3.1(u) ("Qualified RMR") measured in accordance with the RMR Schedule.

                  (b) Indemnification by Ameritech and Buyer. Ameritech and Buyer agree that regardless of any investigation made at any time by or on behalf of the Seller, Buyer and Ameritech, jointly and severally, shall indemnify and save and hold harmless the Seller Covered Persons from and against any Loss suffered or incurred by any such Seller Covered Person and will pay in cash such Seller Covered Person the amount of any Loss arising out of or resulting from or in respect of and payable from: (1) Any inaccuracy in any representation or the breach of any warranty made by Buyer pursuant to this Agreement; (2) Any failure by Buyer duly to perform or observe any term, provision, covenant, agreement or condition in this Agreement on the part of Buyer to be performed or observed; and (3) Any Assumed Liability.

                  (c) Cooperation. If any third party (including, without limitation, any taxing authority) shall make or assert a claim against any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 5.3(a) or 5.3(b), then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation under this Agreement unless (and then solely to the extent) the Indemnifying

Party is damaged or prejudiced thereby. In the case of any such claim pursuant to which only the recovery of a sum of money is being sought and the Indemnifying Party acknowledges in a writing delivered to the Indemnified Party that the Indemnifying Party shall be fully responsible (with no reservation of rights other than the right to be subrogated to the rights of the Indemnified Party) for all Losses relating to such claim, the Indemnifying Party may, by written notice to the Indemnified Party, assume the defense thereof. In the case where the Indemnifying Party has so assumed such defense, (A) the Indemnifying Party will defend the Indemnified Party against such matter with counsel of its choice reasonably satisfactory to the Indemnified Party and (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of any separate counsel to the Indemnified Party incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense). The Indemnifying Party may retain separate co-counsel at its sole cost and expense to participate in any defense which it does not assume, and, in any event the Party which has assumed the defense of any claim in accordance with the provisions hereof shall (i) provide the other Party with all material information requested by such other Party relating to the defense of such claim,
(ii) confer with such other Party as to the most cost-effective manner in which to defend such claim and (iii) use its reasonable efforts to minimize the cost of defending such claim. The Indemnified Party shall make available to the Indemnifying Party and its attorneys and accountants, at all reasonable times, all books and records relating to such suit, claims or proceedings, and the Parties will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, claim or proceeding. In the event that an Indemnifying Party has assumed the defense of any claim pursuant to this Section 5.3(a), such Indemnifying Party shall not make any settlement of any such claim without the written consent of the Indemnified Party, unless such settlement (i) includes only the payment of money damages, (ii) includes an unconditional release of all Liability which may be asserted with respect to the facts or circumstances with respect to which the claim or claims have been made and (iii) does not, in the reasonable judgment of the Indemnified Party, otherwise materially adversely affect its business. No Indemnified Party shall make a settlement of any claim assumed by any Indemnifying Party without the express written consent of the Indemnifying Party.

                  (d) Determination of Loss. Any amounts paid by the Seller under Section 5.3(a) shall be treated as an adjustment to the Purchase Price for Tax and accounting purposes. A Loss arising from the inaccuracy of more than one representation or the breach of more than one warranty or covenant or any combination of inaccuracies or breaches shall only be recovered once. The Indemnifying Party shall also indemnify the Indemnified Party against any Tax imposed upon the Indemnified Party as a result of the receipt of any indemnification payment by such Indemnified Party (including any Taxes imposed on any such payments which are themselves made with respect to Taxes on indemnification payments). The Losses with respect to which any Indemnifying Party is obligated to indemnify an Indemnified Party from and against shall be adjusted to take into account the present value of any Tax benefit actually realized by the Indemnified Party as a result of incurring such Loss and shall also take into account the relevant effective Tax rates applicable to the Indemnified Party.

                  (e) Payment for Losses. If and to the extent that any Loss shall arise and be payable pursuant to an order or judgment by a court of proper jurisdiction or written agreement of the Parties then, subject to the limitations set forth in subsection (f) below, the Parties shall pay an Indemnified Party in immediately available funds.

                  (f) Limitations.

                  (A) With respect to any claim for the inaccuracy of any representation or breach of any warranty contained in this Agreement (except as provided in Section 5.3(f) (B) and subject to Section 5.3(f)(C) below), the Companies shall not have any obligation to indemnify any Covered Person from and against any Loss with respect to such claims (A) until the Covered Persons have collectively suffered aggregate Losses (excluding each Single Loss less than $50,000) with respect to such claims in excess of $1,500,000 (the "Basket") and (B) to the extent amounts paid by Republic, RSC and Seller to Buyer Covered Persons exceeds the Purchase Price (the "Cap"); it being understood that each of the Basket and the Cap shall be applied on an aggregate basis (i.e. not on a per claim basis). When the Buyer Covered Persons have collectively suffered aggregate Losses with respect to such claims in excess of the Basket, Republic, RSC and Seller shall have the obligation to indemnify each Buyer Covered Person for the full amount of all Losses suffered by the Buyer Covered Persons, dollar for dollar from the first dollar of Loss suffered, until the Cap is reached.

                  (B) In the event of fraud, or with respect to a claim arising under Section 3.1(a) ("Authorization of Transaction"), Section 3.1(e) ("Broker's Fee") or Section 3.1(u) ("Qualified RMR"), the Companies' obligations to indemnify the Covered Persons for Losses shall not be limited by the Basket and in the event of fraud or a claim arising under Section 3.1(a) ("Authorization of Transaction") the Companies' obligations to indemnify the Covered Persons for Losses shall not be limited by the Cap.

                  (C) None of Republic, RSC or Seller shall be obligated to indemnify the Buyer Covered Persons for any single Loss covered by
         Section 5.3(a) (consolidating into any single Loss any series of related events, facts or circumstances giving rise to Liability on the same or a substantially related legal and factual basis (after giving effect to such consolidation, a "Single Loss")) that arises out of a breach or inaccuracy of the representations and warranties set forth in Sections 3.1 (other than any breach or inaccuracy in Section 3.1 (a) ("Authorization of Transactions"), Section 3.1(e) ("Brokers' Fees") or
         Section 3.1(u) ("Qualified RMR")) unless such Single Loss exceeds $50,000, in which case Seller shall be obligated to indemnify the Covered Persons for the full amount of such Single Loss (including the portion below $50,000) subject to the Basket and the Cap to the extent they apply under Section 5.3(f).

                  (g) Remedies. The indemnification provisions set forth in this
Section 5.3 shall constitute the Parties' sole and exclusive remedy with respect to claims for money damages (other than claims arising out of or relating to acts of wilful misconduct or fraud) arising out of or related to this Agreement. Except as aforesaid, the Parties will each have and retain all other rights and remedies existing in their favor in equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent any violations of any provision of this Agreement.

         5.4 Employees and Employee Benefit Plans.

                  (a) Immediately after the Closing, Buyer (or an affiliate thereof) shall offer employment to substantially all Employees who work in the business of the Alarm Service Assets other than those listed on the Non-Hired Employees Schedule attached hereto; provided that the terms of this Section 5.4 shall not entitle any Employee to remain in the employment of Buyer or affect the right of Buyer to terminate any Employee at any time, or to establish, modify or terminate any employee benefit plan as defined in Section (3)(3) of ERISA or any benefit under any such plan at any time (each Employee who accepts such offer, a "Transferred Employee"). Buyer and the Seller shall mutually agree on the written announcements provided to Employees pursuant to this Section 5.4. Buyer shall have no liability whatsoever with respect to any Employee or former employee of the business of the Alarm Service Assets except as expressly provided in this Asset Purchase Agreement.

                  (b) Each Transferred Employee shall participate in the existing employee benefit plans of Buyer in accordance with the terms of such plans if and only if such Transferred Employee is a member of the group of employees to which such plans are extended and such Transferred Employee meets all of the participation requirements of such plans (including, without limitation, eligibility, service and employee contribution requirements), subject to paragraph (c) below. Buyer shall not be required to amend any of its employee benefit plans to provide for such participation or to change any participation requirement of any such plan.

                  (c) For purposes of each vacation policy of Buyer that on or after the Closing Date covers Transferred Employees, employment with the Companies prior to the Closing Date shall be considered as employment with Buyer. With respect to any accrued but unused vacation time to which any Transferred Employee is entitled as of the Closing Date pursuant to the vacation policy of the Companies applicable to such employee, Buyer shall permit such employee to use such accrued vacation time; provided, however, that if Buyer in its sole discretion deems it necessary to disallow such employee from using such accrued vacation time, Buyer shall pay to such employee the cash equivalent of such unused time. With respect to the Ameritech Medical Benefits Plan ("Buyer's Medical Plan") that on or after the Closing Date covers Transferred Employees, employment with the Companies prior to the Closing Date shall be considered as employment with Buyer solely for the purposes of the initial participation waiting period and the preexisting condition limitation period.

                  (d) The Seller shall cooperate with Buyer and promptly provide to Buyer such records and data with respect to the Employees as Buyer may reasonably request for Buyer to satisfy its obligations under this Section 5.4.

         5.5 Noncompete and Nonsolicitation.

                  (a) In consideration of the Purchase Price, but without any portion of the Purchase Price being specifically allocated hereto, Republic, RSC and Seller agree that during the period beginning on the Closing Date and ending on fifth anniversary of the Closing Date (the "Noncompetition Period"), Republic, RSC and Seller shall not directly or indirectly, including through any Alarm Subsidiary, either for itself or for any other Person, Participate in any business or enterprise which provides Services or permit the names of the Alarm Subsidiaries to be used by any business or enterprise which provides Services in the United States, Canada, Mexico and Europe. For purposes of this Agreement, the term "Participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided that the term "Participate" shall not include ownership of less than two percent of any company or other entity and shall not include any interest in SatTrak 24 or any business which relates to the sale, installation, maintenance or monitoring security systems for automobiles and other vehicles (excluding manufactured housing), including, without limitation, the sale, use, distribution or manufacture of vehicle tracking or locating services or products.

                  (b) During the period ending on the fifth anniversary of the Closing Date (the "Nonsolicitation Period"), Republic, RSC and Seller shall not, directly or indirectly, including through any Alarm Subsidiary, either for itself or for any other Person, (1) induce or attempt to induce any customer of Services to cease doing business or to decrease its business with Buyer and its subsidiaries, (2) induce or attempt to induce any Employee to leave their employ with Buyer or in any way interfere with the relationship between Buyer and its subsidiaries and any of the Employees or (3) induce or attempt to induce any supplier, agent, licensee, licensor, franchisee, or other business relation of Buyer or its subsidiaries to cease doing business with them or in any way interfere with the relationship between Buyer or its subsidiaries and any customer or business relation with respect to the provision of Services.

                  (c) If, at the time of enforcement of any of the provisions of this Section 5.5, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Each of the Parties ac knowledges and agrees that the Buyer would be damaged irreparably in the event any of the provisions of this Section 5.5 are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.5 and to enforce specifically this Section 5.5 and the terms and provisions hereof in any action instituted in any court of the

United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

                  (d) Republic, RSC and Seller agree that the covenants made in
Section 5.5 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

         5.6 Cooperation with Tax Matters. The Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, the Seller and Buyer shall retain until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which are relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

         5.7 Confidentiality. Notwithstanding anything to the contrary set forth herein, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. In addition, each Party shall not disclose and shall hold confidential the terms and conditions hereof, including, without limitation, the consideration to be paid hereunder and the structure of the transactions contemplated hereby, except to the extent that such information is required to be disclosed by law and except for press releases and announcements pursuant to Section 7.1. In the event any Party hereto is required to disclose such information pursuant to applicable law, such Party shall notify each other Party in writing in advance of such disclosure, which notification shall include the nature of the legal requirement and the extent of the required disclosure, such Party shall cooperate with each other Party to preserve the confidentiality of such information consistent with applicable law and such disclosure will be in form and substance reasonably satisfactory to the other party; provided, however, that the Parties acknowledge that Republic will file a current report on Form 8-K and other federal securities law filings and disclosure obligations disclosing the transactions contemplated hereby in accordance with Section 7.1.

         5.8 Hart-Scott-Rodino Act Filing. The Parties will diligently proceed to seek termination of the waiting period under the Hart-Scott-Rodino Act and shall take all reasonable actions related thereto (e.g. promptly and completely responding to any second request for information regarding the transactions contemplated hereby).

         5.9 Retention of Records. Without cost to any other Party, each Party shall retain all books and records of the Companies ("Records") transferred to or retained by it pursuant to this Agreement for the greater of four (4) years from the Closing Date or such longer periods of time as required by applicable statutes, rules and regulations. For a period of four (4) years after the Closing Date, and for such longer period as the Records are maintained, each Party will, during normal business hours and so as not to disrupt unreasonably normal business, afford any other Party and its representatives upon advance written notice, reasonable access (and copying at the expense of the requesting person, if desired, except to the extent such expenses are subject to indemnification under Section 5.3) to the books and records relating to the Acquired Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities in the possession of such Party as such other Party may reasonably request subject to appropriate assurances of confidentiality.

5.10 Real Property.

                  (a) Within twenty (20) days after the Closing Date, Seller shall deliver to Buyer; (i) a commitment for an ALTA Owners Policy of Title Insurance Form B-1970 (the "Title Commitments") for each parcel of Owned Real Property issued by First American Title Insurance Company ("Title Insurer"), in such amounts as Buyer and Seller mutually and reasonably determine to be the fair market value (including all improvements thereon), insuring good and marketable title in Buyer or Buyer's designee in such parcel subject to the exceptions thereto set forth in the Title Commitments, and (ii) copies of all underlying and recorded documents referred to in the Title Commitments. If Buyer elects to obtain title insurance policies based on the Title Commitments (including reasonable endorsements), then Seller will pay the premiums.

                  (b) Within forty (40) days after the Closing Date, Seller shall deliver to Buyer, at Seller's sole cost and expense, current surveys of each parcel of owned real property dated no more that thirty (30) days after the Closing Date, prepared by a licensed surveyor and conforming to 1992 ALTA/ASCM Minimum Detail Requirements for Urban Land Title Surveys including Table A Item Nos. 1-4 and 6-13 (the "Surveys"), and such standards as the Title Insurer may require as a condition to removal of survey exceptions from the Title Policy, and certified to Buyer and Buyer's designee. The Survey shall disclose the location of all improvements, easements, party walls, sidewalks, roadways, utility lines and matters shown customarily on such surveys and show access, if any, to public streets and roads.

                  (c) Within one hundred eighty (180) days after the Closing Date, Seller shall remove, at Seller's sole cost and expense, all storage tanks (whether above ground or underground) located on the Owned Real Property and perform in a timely manner thereafter all remedial measures in connection with such removal (collectively, the "Removal Process"). Nothwithstanding any other provision contained herein, Seller shall fully indemnify and save and hold harmless each of the Buyer Covered Persons from and against any Loss suffered as a result of the Removal Process. In addition, Seller shall use Seller's best efforts to minimize interference with Buyer's business operations during the Removal Process. Buyer agrees to grant access to Seller to undertake the Removal Process.

                  (d) With respect to each leased real property set forth in the Real Property Schedule, Seller must use commercially reasonable efforts to procure and deliver to Buyer within sixty (60) days after the Closing Date a landlord consent and estoppel certificate for each lease agreement (except for those landlord consent and estoppel certificates to be delivered at closing) in a form mutually acceptable to the Parties. To the extent any landlords under the lease agreements condition consent to the assignment of Seller's rights and obligations under the lease agreement to Buyer upon the receipt of a fee, such amount shall be borne equally by Buyer and Republic.

                             ARTICLE 6 - TERMINATION

         6.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either Buyer or Seller if a material breach of any covenant of this Agreement has been committed by Buyer, on the one hand, or Republic, RSC or the Seller, on the other, and such breach has not been waived or cured within the period allowed;

                  (b) by Buyer if satisfaction of any of the conditions in
         Section 2.6(b) is or becomes unlikely to be satisfied (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition and Republic, RSC and the Seller have not been able to satisfy such condition within 10 days after notice by Buyer of its intention to terminate this Agreement under the provisions of this Section 6.1(b); or

                  (c) by Seller if satisfaction of any of the conditions in
         Section 2.6(c) is or becomes unlikely to be satisfied (other than through the failure of Republic, RSC or the Seller to comply with their respective obligations under this Agreement) and Seller have not waived such condition and the Buyer has not been able to satisfy such condition within 10 days after notice by Seller of its intention to terminate this Agreement under the provisions of this Section 6.1(c);

                  (d) by the mutual consent of Buyer and Seller; or

                  (e) by either Buyer or Seller if the Closing has not occurred (other than through the failure, of Buyer if Buyer is seeking to terminate this Agreement or Seller if Seller is seeking to terminate this Agreement, to comply fully with its obligations under this Agreement) on or before such date forty-five (45) calendar days from the date hereof, or such later date as the Parties may agree upon.

         6.2 Effect of Termination/Remedies. If any Party terminates this Agreement pursuant to this Article 6, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except that (a) Republic, RSC and the Seller shall remain responsible for any breach by them of the provisions of Article 4, Section 5.7 ("Confidentiality"), in the event and to the extent that any such breach is the grounds for termination and
(b) Ameritech and Buyer shall remain responsible for any breach by them of the provisions of Article 4 or Section 5.7 ("Confidentiality"), in the event and to the extent that any such breach is the grounds for termination.


                            ARTICLE 7 - MISCELLANEOUS


         7.1 Press Releases and Announcements. All press releases and other public announcements and all announcements to the Companies' customers, suppliers, licensees or employees relating to the transactions contemplated hereby (including with respect to any termination of this Agreement) shall be prepared jointly by Buyer and the Seller and shall be made at such time and in such manner and forum as shall be mutually agreed to by the Parties, other than public filings under the securities laws which shall be in substance consistent with the press release prepared jointly by Buyer and Seller to announce the transactions contemplated hereby. The Parties shall issue such a press release no later than the business day following the execution of this Agreement.

         7.2 No Third Party Beneficiaries. This Agreement (other than Section
5.3 to the extent it purports to confer rights upon the Covered Persons) shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         7.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agree ments, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof (excluding the Confidentiality Agreement) and the Parties agree that prior drafts of this Agreement shall be deemed to not provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto.

         7.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Closing, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties hereto; provided, however, that prior to Closing, Buyer may, without the consent of, but with notice to, the Seller, assign its rights and obligations under this Agreement (but not Ameritech's) and the right to acquire the Acquired Assets to one of its subsidiaries or Affiliates.

         7.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         7.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered, if personally delivered, (ii) when receipt is electronically confirmed, if faxed (with hard copy to follow via first class mail, postage prepaid) or (iii) one business day after deposit with a reputable overnight courier, in each case addressed to the intended recipient as set forth below:

                  If to Republic, RSC or Seller:

                           Republic Industries, Inc.
                           450 East Las Olas Blvd, Suite 1200
                           Ft. Lauderdale, Florida 33301
                           Attention: James O. Cole, General Counsel
                           Telephone #: (954) 713-5200
                           Facsimile #: (954) 713-2111

                  with a copy (which shall not constitute notice) to:
                           Akerman, Senterfitt & Eidson, P.A.
                           One S.E. Third Avenue, Suite 2800
                           Miami, FL 33131-1704
                           Attn: Jonathan L. Awner, Esq.
                           Telephone #: (305) 374-5600
                           Facsimile #: (305) 374-5095

                  If to Buyer:

                           Ameritech Monitoring Services, Inc.
                           Two Mid America Plaza
                           Suite 200
                           Oakbrook Terrace, Illinois 60181
                           Attn: Mary E. Tudela, President
                           Telephone #: (630) 573-1570
                           Facsimile #: (630) 571-1403
                  with a copy (which shall not constitute notice) to:

                           Ameritech Monitoring Services, Inc.
                           Two Mid America Plaza
                           Suite 200
                           Oakbrook Terrace, Illinois 60181
                           Attn: Marc P. Katz, Esq., Vice President and General
                                 Counsel
                           Telephone #: (630) 573-1575
                           Facsimile #: (630) 571-1065


         7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         7.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         7.11 Expenses. Except as otherwise provided in this Agreement, Ameritech and Buyer will bear their own costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with, or arising out of, this Agreement and the transactions contemplated hereby. Except as otherwise provided in this Agreement, Republic, RSC and Seller will bear their own costs and expenses (including, without limitation, legal fees and expenses) and the costs and expenses of the Companies incurred in connection with, or arising out of this Agreement or the transactions contemplated hereby.

         7.12 Transfer Taxes. All documentary, sales, use, registration and other transfer taxes (including, but not limited to, all applicable vehicle licensing, real estate transfer or stock transfer Taxes, but not including other Taxes such as employment withholding Taxes) and fees incurred in connection with the sale of the Acquired Assets and the other transactions contemplated hereby shall be borne and controlled by the Buyer.

         7.13 Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself). Subject to the foregoing, disclosures set forth on any Disclosure Schedule relating to one representation and warranty with reasonable particularity and describes the relevant facts in sufficient detail to identify an item shall be deemed a disclosure under all other representations and warranties that related to such item. By including information on a Disclosure Schedule, such information shall not necessarily be deemed to mean that such information is "material" or that such information is strictly required to be included on such Disclosure Schedule, and the listing of an item on a Disclosure Schedule shall not serve as evidence that a similar or analogous item not listed on a Disclosure Schedule was required to also be so listed.

         7.14 Incorporation of Exhibits and Schedules. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         7.15 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any person or entity, or which such person or entity is prohibited from taking, such provi sion shall be applicable whether the action in question is taken directly or indirectly by such person or entity.


                                  * * * * *

         IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

                                REPUBLIC

                                REPUBLIC INDUSTRIES, INC.


                                By:  /s/ H. Wayne Huizenga
                                   ---------------------------------------------

                                Its:  Chairman and Co-Chief Executive Officer
                                    --------------------------------------------


                                RSC

                                REPUBLIC SECURITY COMPANIES HOLDING CO., INC.


                                By:  /s/ Thomas W. Hawkins
                                   ---------------------------------------------

                                Its:  Vice President
                                    --------------------------------------------


                                SELLER

                                REPUBLIC SECURITY COMPANIES HOLDING CO. II, INC.


                                By:  /s/ Thomas W. Hawkins
                                   ---------------------------------------------

                                Its:  Vice President
                                    --------------------------------------------


                                BUYER:

                                AMERITECH MONITORING SERVICES, INC.


                                By:  /s/ Mary E. Tudela
                                   ---------------------------------------------

                                Its:  President
                                    --------------------------------------------


                                AMERITECH:

                                AMERITECH CORPORATION


                                By:  /s/ Richard C. Notebaert
                                   ---------------------------------------------


                                Its:  Chairman and Chief Executive Officer
                                    --------------------------------------------